Exhibit 10.2

THIS JOINDER AGREEMENT, dated as of March 31, 2020 (this “Agreement”), is made by and among BECTON, DICKINSON AND COMPANY, a New Jersey corporation (the “Borrower”), each of the entities named as an “Incremental Lender” on the signature pages hereto (each, an “Incremental Lender” and, collectively, the “Incremental Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”).

BACKGROUND STATEMENT

A.         Reference is hereby made to the 364-Day Term Loan Agreement, dated as of March 20, 2020 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto and the Administrative Agent.

B.          Subject to the terms and conditions of the Credit Agreement, and pursuant to Section 2.18 of the Credit Agreement, the Borrower has requested that the Incremental Lenders provide Incremental Commitments (as defined below) to the Borrower in an aggregate principal amount of $200,000,000.

C.         The Incremental Lenders are willing to provide the Incremental Commitments to the Borrower on the Incremental Commitment Effective Date (as defined below).

STATEMENT OF AGREEMENT

Accordingly, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.          Terms Generally.

(a)          The rules of construction set forth in Article I of the Credit Agreement shall apply mutatis mutandis to this Agreement.  Capitalized terms used but not defined herein have the meanings assigned thereto in the Credit Agreement.

(b)          As used in this Agreement, “Incremental Commitment Effective Date” shall have the meaning assigned to such term in Section 5.

SECTION 2.          Incremental Commitments.

(a)          Each Incremental Lender hereby agrees, severally and not jointly, to make an Incremental Loan to the Borrower on the Incremental Commitment Effective Date in Dollars in a principal amount equal to the amount set forth opposite such Incremental Lender’s name on Schedule I attached hereto (each, an “Incremental Commitment” and, collectively, the “Incremental Commitments”), on the terms set forth herein and in the Credit Agreement, and subject to the conditions set forth herein.  The Incremental Loans shall be deemed to be “Loans” as defined in the Credit Agreement for all purposes of the Credit Agreement, shall bear interest as provided in Section 2.07 of the Credit Agreement, shall mature and be due and payable in full on the Maturity Date, and (except as expressly provided otherwise herein) shall otherwise have terms and provisions identical to those applicable to the Loans outstanding immediately prior to the Incremental Commitment Effective Date (the “Existing Loans”).

(b)          Notwithstanding anything to the contrary contained herein or in the Credit Agreement, the Incremental Loans shall initially constitute a single Borrowing of Loans for all purposes under the Credit Agreement, with an initial Interest Period that shall commence on the Incremental Commitment Effective Date and that shall end on the last day of the Interest Period applicable to the Existing Loans, and with a Eurodollar Rate for such Interest Period established pursuant to the definition of such term in the Credit Agreement.

(c)          Each Incremental Lender (i) confirms that a copy of the Credit Agreement, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and make its Incremental Loan, have been made available to such Incremental Lender; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, any joint lead arranger or joint bookrunner, or any other Lender or agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) acknowledges and agrees that upon the Incremental Commitment Effective Date such Incremental Lender shall be a “Lender” and an “Incremental Lender” under, and for all purposes of, the Credit Agreement, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender and an Incremental Lender thereunder.

SECTION 3.        Waiver of Breakage Costs and Expenses.  Each Incremental Lender hereby waives any and all losses, costs or expenses that it may otherwise have been entitled to recover from the Borrower under Section 8.04(c) of the Credit Agreement arising from any adjustments or agreements with respect to the initial Interest Period or initial Eurodollar Rate for the Incremental Loans as a result of this Agreement.

SECTION 4.          Representations and Warranties.  To induce the other parties hereto to enter into this Agreement and to induce the Incremental Lenders to make the Incremental Loans hereunder, the Borrower represents and warrants to the Administrative Agent and each of the Incremental Lenders that:

(a)        The execution, delivery and performance by the Borrower of this Agreement (i) is within the Borrower’s corporate powers and has been duly authorized by all necessary corporate action, and (ii) does not contravene (x) the Borrower’s charter or by-laws or (y) except to the extent such contravention would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, law or any material contractual restriction binding on the Borrower or, to the knowledge of the Borrower, any other contractual restriction binding on the Borrower.

(b)         This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(c)        The representations and warranties contained in Section 4.01 of the Credit Agreement are true and correct in all material respects on and as of the Incremental Commitment Effective Date, as though made on and as of the Incremental Commitment Effective Date (except to the extent such representations and warranties are qualified with “materiality” or “Material Adverse Effect” or similar terms, in which case such representations and warranties true and correct in all respects, and except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct on and as of such earlier date).

(d)        On and as of the Incremental Commitment Effective Date and before and after giving effect to the borrowing of the Incremental Loans and to the application of the proceeds therefrom, no event has occurred and is continuing, or would result from such borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

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SECTION 5.        Conditions to Effectiveness.  Each Incremental Lender’s obligation to provide the Incremental Loans pursuant to this Agreement shall become effective as of the date (the “Incremental Commitment Effective Date”) on which each of the following conditions precedent shall have been satisfied:

(a)          The Administrative Agent shall have received duly executed counterparts of this Agreement from the Borrower and the Incremental Lenders.

(b)         The Administrative Agent shall have received all documents evidencing necessary corporate actions and governmental approvals, if any, with respect to this Agreement and any Notes delivered in connection herewith.

(c)       The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the Borrower’s certificate of incorporation and by-laws and certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and any Notes delivered in connection herewith.

(d)         The Administrative Agent shall have received a certificate from the Secretary of State of New Jersey dated as of a date reasonably close to the date of such effectiveness as to the good standing of and charter documents filed by the Borrower.

(e)         The Administrative Agent and each Incremental Lender shall have received all documentation and other information regarding the Borrower required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act to the extent reasonably requested at least 2 Business Days prior to the Incremental Commitment Effective Date.

(f)          The Administrative Agent shall have received a favorable opinion of Gary DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of the Borrower, in form and substance reasonably acceptable to the Administrative Agent.

(g)         The Administrative Agent shall have received a certificate of an authorized officer of the Borrower certifying as to the matters set forth in Sections 4(c) and (d).

(h)          The Administrative Agent shall have received a Notice of Borrowing with respect to the Incremental Loans.

(i)          The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Incremental Commitment Effective Date and reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

SECTION 6.         Effect of Agreement.  Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Administrative Agent or each of the Lenders under the Credit Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances.  This Agreement shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein.  On and after the Incremental Commitment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified by this Agreement.

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SECTION 7.          Notices.  All notices hereunder shall be given in accordance with the provisions of Section 8.02 of the Credit Agreement.

SECTION 8.        Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. This Agreement constitutes the entire contract among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.        Severability.  To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

SECTION 10.       Expenses. The Borrower shall pay all reasonable and documented fees and expenses of counsel to the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement.

SECTION 11.       Governing Law; Submission to Jurisdiction.  Section 8.08 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis, as if such Section were set forth in full herein.

SECTION 12.        WAIVER OF JURY TRIAL.  SECTION 8.17 OF THE CREDIT AGREEMENT IS HEREBY INCORPORATED BY REFERENCE, MUTATIS MUTANDIS, AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 13.        Successors and Assigns.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 14.     Headings.  The headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date and year first above written.

BECTON, DICKINSON AND COMPANY

By	/s/ John E. Gallagher
Name:	John E. Gallagher
Title:	SVP & CFO, Medical Segment and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Andrea S. Chen
Name:	Andrea S. Chen
Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION,
as an Incremental Lender

By:	/s/ Michael West
Name:	Michael West
Title:	Senior Vice President